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                                                                    EXHIBIT 10.2



THIS AGREEMENT is made the 27th day of March of 2001.

BETWEEN

Quintalinux Limited of Suites 1404-1406, Devon House, 979 King's Road, Taikoo Place, Island East, Hong Kong (hereinafter referred to as, "Quinta") of the one part and MR. CHU TAT holder of Hong Kong Identity Card No. E944425 (8) of Unit B, 34/F., Tower 4, Dynasty Court, No. 23 Old Peak Road, The Peak, Hong Kong (hereinafter called "Mr. Chu") of the special part.

WHEREAS

1. Uni-Zone Advanced Technology Company Limited of Room 4606, Entrepreneurship Center, The Annex Building, The Hong Kong University of Science & Technology, Clear Water Bay, Hong Kong (hereafter referred to as, "UAT" is a Hong Kong private limited company bearing company registration No. 610920 with its registered office address situated at Suite 2202, 22/F., Metro Centre II, 21 Lam Hing Street, Kowloon, Hong Kong carrying on a business in Hong Kong and has an authorized share capital of HK$10,000.00 consisting of 10,000 shares of HK$1.00 each out of which 10 shares were issued.

2.   Mr. Chu is and was major shareholder of UAT and a director of UAT.

3. UAT was and is now developing its own under-floor air-conditioning system, which is an important element of intelligent building, and the first product has been released on or about the end of June 2001 ("UAT's product")

4. Quinta has already assessed the existing business module and company status of UAT and the value of UAT is not less than HK$300M. Quinta had entered into a Memorandum of Understanding with Mr. Chu for acquisition of majority shares of UAT at the unit price per share to be 90% of the value per share valuated and determined by an independent valuation report with an option to acquire the shares of UAT up to 100%. Due to the unavailability of
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     valuation report, the completion date was postponed by the parties hereto and Quinta has paid the sum of HK$25,000,000.00 to Mr. Chu as part of purchase price.

5. The parties hereto intends to reach an agreement on the following terms and conditions in order to complete the said acquisition of majority shares of
     UAT:

It is mutually agreed that:-

1. In consideration of Mr. Chu agreeing to sell majority shares of UAT to Quinta, Quinta agrees to purchase such shares of UAT at the price per share being 90% of the value per share valuated and determined by an independent valuation report to be obtained by the parties hereto.

     (a) Upon issuance of an independent valuation report, Mr. Chu shall transfer to Quinta the shares of UAT which shall be equivalent to the value of HK$25,000,000.00 and the completion date for sale and purchase of such shares of UAT shall be fixed by the parties. The said sum of HK$25,000,000.00 shall be applied as the purchase price.

2. Mr. Chu hereby grant an option to Quinta to purchase from him up to 100% but not less than 51% of shares of UAT at the unit price per share valued and determined in the said valuation report. Such option shall be exercised by Quinta within 18 months from the date of issue of the said valuation report and the completion date shall be fixed by the parties within 14 days after receiving a notice of exercising of such option. In case of Quinta exercises its right to purchase the shares of UAT up to 100% but not less than 51%, Mr. Chu shall sell all the shares of UAT in the name of his own and shall procure any other shareholder of UAT to sell the shares of UAT to Quinta. Upon completion of sale and purchase of such shares of UAT, Quinta shall be entitled to pay the purchase price or any part thereof by way of one or more of the following manners:-

     (a)  cash; or
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     (b)  issuance or transfer of shares of Quinta in favour of Mr. Chu and the value of each share of Quinta shall be calculated in accordance with 15 consecutive day average of Quintalinux Limited's common stock as reported on NASDAQ; or

     (c) transfer realizable assets of Quinta in favour of Mr. Chu and the value of such assets shall be the fair market value to be determined by an independent valuer to be appointed by the parties to assess the market value.

IN WITNESS WHEREOF the parties have executed the Agreement on the date and year above written.


SIGNED by CHU TAT in                    )       /s/
the presence of:-                       )       Chu Tat



SIGNED by for and                       )       For and on behalf of
on behalf of Quintalinux Limited        )       QUINTALINUX LIMITED
in the presence of:-                    )       /s/
                                                -----------------------
                                                David C.V. Lee
                                                Authorised Signature(s)